Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sunesis Pharmaceuticals, Inc. 2005 Equity Incentive Award Plan and the Sunesis Pharmaceuticals, Inc. Amended and Restated 2006 Employment Commencement Incentive Plan of our report dated March 30, 2009, except for Note 17, as to which the date is March 31, 2009, with respect to the consolidated financial statements of Sunesis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

July 9, 2009